Exhibit 11.
 Statement Regarding Computation of Per Share Earnings
 In thousands, except per share amounts
                                             Nine months         Three months
 For the periods ended September 30         1996       1995     1996      1995

 Primary earnings per common share:
  Average common shares outstanding ....    11,305    11,233     11,314   11,259
  Common stock equivalents .............       117       100        148      126
                                            -------   -------   -------   ------
    Average shares and share equivalents    11,422    11,333     11,462   11,385

Net income .............................   $ 1,567   $12,458     $3,014   $4,544

Primary net income per share ...........   $  0.14   $  1.10       $.26     $.40


Fully-diluted earnings per common share:
  Average common shares outstanding ....    11,305    11,233     11,314   11,259
  Common stock equivalents .............       200       157        200      157
                                           -------   -------    -------   ------
    Average shares and share equivalents    11,505    11,390     11,514   11,416

Net income .............................   $ 1,567   $12,458     $3,014   $4,544

Fully-diluted net income per share .....   $  0.14   $  1.09       $.26     $.40